Exhibit 99.1

The business combination described in this press release involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the companies are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the companies may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The companies assume no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

July 3, 2026

To Whom It May Concern:

Company Name:	JOYFUL HONDA CO., LTD.
Name of Representative:	Ikuo Hirayama, Representative Director and President
(Securities Code: 3191; Tokyo Stock Exchange, Prime Market)
Contact:	Hirohiko Kubo, Deputy General Manager Administration Division
(Telephone: +81-29-822-2215)

Company Name:	ARCLANDS CORPORATION
Name of Representative:	Yoshifumi Sato, President (COO)
(Securities Code: 9842; Tokyo Stock Exchange, Prime Market)
Contact:	Kimitoshi Ino, Director, Administration General Manager
(Telephone: +81-48-610-0641)

Notice Concerning Changes to the Schedule for Establishment of Joint Holding Company

(Share Transfer) by JOYFUL HONDA CO., LTD. and ARCLANDS CORPORATION

  As announced in the “Notice Concerning Execution of Memorandum of Understanding Regarding Business Integration of JOYFUL HONDA CO., LTD. and ARCLANDS CORPORATION Through Establishment of Joint Holding Company (Share Transfer)” dated April 14, 2026 (the “MOU Press Release”), JOYFUL HONDA CO., LTD. (“Joyful Honda”) and ARCLANDS CORPORATION (“Arclands”; together with Joyful Honda, the “Companies”) have been engaged in discussions toward the execution, in the first half of July 2026, of a definitive agreement regarding the implementation of their business integration (the “Business Integration”) based on a spirit of equality by establishing a joint holding company (the “Joint Holding Company”) through a joint share transfer (the “Share Transfer”). However, the Companies hereby announce that, at their respective meetings of the board of directors held today, they resolved to change the schedule for the Share Transfer as described below.

1.   Schedule for Share Transfer

The revised sections are underlined:

(Before change)

Meetings of the board of directors to approve the Memorandum of Understanding regarding the Business Integration (the “MOU”) (the Companies)	Tuesday, April 14, 2026
Execution of the MOU (the Companies)	Tuesday, April 14, 2026
Record date for the annual general meeting of shareholders (Joyful Honda)	Saturday, June 20, 2026
Meetings of the board of directors to approve the definitive agreement and the share transfer plan (the Companies)	First half of July 2026 (to be confirmed)
Execution of the definitive agreement and preparation of the share transfer plan (the Companies)	First half of July 2026 (to be confirmed)
Date of public notice of the record date for the extraordinary general meeting of shareholders (Arclands)	First half of July 2026 (to be confirmed)
Record date for the extraordinary general meeting of shareholders (Arclands)	Second half of July 2026 (to be confirmed)
Annual general meeting of shareholders to approve the share transfer plan (Joyful Honda)	Second half of September 2026 (to be confirmed)
Extraordinary general meeting of shareholders to approve the share transfer plan (Arclands)	Second half of September 2026 (to be confirmed)
Final trading day on the Tokyo Stock Exchange (the Companies)	Wednesday, February 24, 2027 (to be confirmed)

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Date of delisting from the Tokyo Stock Exchange (the Companies)	Thursday, February 25, 2027 (to be confirmed)
Effective Date (the registration date of the establishment of the Joint Holding Company)	Monday, March 1, 2027 (to be confirmed)
Listing date of the shares of the Joint Holding Company	Monday, March 1, 2027 (to be confirmed)

(After change)

Meetings of the board of directors to approve the MOU (the Companies)	Tuesday, April 14, 2026
Execution of the MOU (the Companies)	Tuesday, April 14, 2026
Meetings of the board of directors to approve the definitive agreement and the share transfer plan (the Companies)	TBD
Execution of the definitive agreement and preparation of the share transfer plan (the Companies)	TBD
Date of public notice of the record date for the extraordinary general meeting of shareholders (Joyful Honda)	TBD
Record date for the extraordinary general meeting of shareholders (Joyful Honda)	TBD
Date of public notice of the record date for the extraordinary general meeting of shareholders (Arclands)	TBD
Record date for the extraordinary general meeting of shareholders (Arclands)	TBD
Extraordinary general meeting of shareholders to approve the share transfer plan (Joyful Honda)	TBD
Extraordinary general meeting of shareholders to approve the share transfer plan (Arclands)	TBD
Final trading day on the Tokyo Stock Exchange (the Companies)	TBD
Date of delisting from the Tokyo Stock Exchange (the Companies)	TBD
Effective Date (the registration date of the establishment of the Joint Holding Company)	TBD
Listing date of the shares of the Joint Holding Company	TBD

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2.   Reason for Changes to the Schedule

As announced in the MOU Press Release, Joyful Honda and Arclands have been engaged in discussions and deliberations to undertake the Business Integration based on a spirit of equality by establishing the Joint Holding Company through the Share Transfer.

However, as announced by Arclands today in the “Notice Concerning Establishment of a Special Investigation Committee and Postponement of the Announcement of First-Quarter Financial Results for the Fiscal Year Ending February 2027,” it has been discovered that there are suspicions of improper accounting treatment at Pets-first Holdings CO., LTD., which became a wholly-owned subsidiary of Arclands in June 2025. Accordingly, Arclands has decided to establish a special investigation committee composed solely of external experts to conduct an investigation, which will include clarifying the facts and confirming the impact on the consolidated financial figures of Arclands.

Joyful Honda and Arclands need to carefully review the procedures, schedule and other terms and conditions related to the Business Integration in light of the progress and results of such investigation, as well as the impact on the consolidated financial figures of Arclands. Therefore, following discussions between the Companies, Joyful Honda and Arclands have decided to reschedule the dates of the meetings of the board of directors for the approval of the definitive agreement and the share transfer plan.

The revised schedule will be determined through discussions between the Companies taking into account the progress of such investigation and other relevant factors, and will be promptly announced once it has been determined.

While the scheduled effective date has not been determined as of the date hereof, the Companies plan to, based on the results of the review described above, reassess the feasibility of setting March 1, 2027 as the effective date (as originally targeted), and will continue discussions toward the consummation of the Business Integration. The Companies will promptly announce the scheduled effective date once it has been determined.

End

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